EXHIBIT 99.1

US Antimony Corporation Audit Committee Report for 2013 Operations

March 14, 2014

US Antimony Corporation’s Audit Committee consists of three directors, each of whom has been determined by the Board to be “independent” as defined by the listing standards of the New York Stock Exchange (NYSE) and the applicable rules of the SEC formed December 10, 2011.  The members of the Committee are Gary Babbitt, Hart Baitis, and Whitney Frerer. Gary Babbitt is the Chair of the Audit Committee. The Audit Committee is governed by a written charter adopted by the Board.  A copy of the current Audit Committee charter is available upon request from the corporate office. This Report covers the 2013 calendar year of Company operation.

US Antimony Corporation’s management is responsible for US Antimony’s internal controls and financial reporting and the preparation of US Antimony’s consolidated financial statements. US Antimony independent accountants are responsible for auditing US Antimony’s annual consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board.  The independent accountants also are responsible for issuing a report on those financial statements and a report on US Antimony’s internal control over financial reporting (External Auditors).  The Audit Committee monitors these processes.

The shareholders at the 2013 annual meeting approved the selection of Decoria, Maichel, and Teague Chtd, as the Company’s auditors.  The Audit Committee   engaged US Antimony’s independent accountants, Decoria, Maichel, and Teague Chtd. (DMT) to perform audits for 2013 and 2014. The lead auditor would be Jeffrey Maichel of DMT

The Company instituted in 2012 a fraud hotline and posted information in all its facilities in the US and Mexico.  The Mexican notices are in Spanish and English.  The email as of 2013 is directed only to the audit committee. There have been no emails to the committee.

As part of the oversight process, the Audit Committee met with management of the Company, the Company’s External Auditors, and the Company’s internal auditors.  The Audit Committee has met with each of these groups separately in closed sessions.  Throughout the year, the Audit Committee will meet with each of these groups separately in closed sessions.   The Audit Committee has had full access to management, the independent accountants and the Company’s internal auditors.  To fulfill its responsibilities, the Audit Committee did, among other things, the following:

●	Reviewed and discussed with US Antimony’s management and the independent accountants US Antimony’s audited consolidated financial statements for fiscal year 2013;

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Reviewed management’s representations that those consolidated financial statements were prepared in accordance with generally accepted accounting principles and fairly present the consolidated results of operations and consolidated financial positions of the Company for the fiscal years covered by those consolidated financial statements;

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Reviewed with the independent auditors the matters required by Statement on Auditing Standards 61, as modified or supplemented, and SEC rules, including matters related to the conduct of the audit of US Antimony’s consolidated financial statements and 10K as required by the PCAOB and SEC.

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Received written disclosures and the letter from DMT required by applicable independence standards, rules and regulations relating to DMT’s independence from US Antimony, and discussed with DMT its independence from US Antimony;

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Based on the discussions with management and the independent accountants, the independent accountants’ disclosures and letter to the Audit Committee, the representations of management and the reports of the independent accountants, the Audit Committee recommended that US Antimony’s audited annual consolidated financial statements for fiscal 2013 year be filed with the SEC;

●	Reviewed all audit and services performed for US Antimony by DMT and considered whether DMT’s provision of non-audit services was compatible with maintaining its independence from US Antimony;

●	Selected and appointed DMT in 2013 as US Antimony’s independent accountants to audit and report on the annual consolidated financial statements of US Antimony to be filed with the SEC;

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Monitored the results of the testing of internal controls over financial reporting pursuant to Section 404 of SOX, reviewed a report from management, the internal auditors, External Auditors of the Company regarding the design, operation and effectiveness of internal controls over financial reporting, and reviewed an attestation report from DMT regarding the effectiveness of internal controls over financial reporting; and

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Received a report from management regarding the Company’s policies, processes, and procedures regarding compliance with applicable laws and regulations and the Code of Ethics, all in accordance with the Audit Committee’s charter.

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Management reported to the committee that it discovered a scheme by a Puerto Blanco Mill employee in charge of purchasing to overcharge the Company for chemicals. Management recovered the overcharges and dismissed the employee. The Auditors did not find independently any other misappropriation, theft or fraud of any nature during 2013.

●	There were no reports on the company fraud hotline of any fraud or theft.

●	There was a positive working relationship between management and DMT during 2013.

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There were discussions concerning the timeliness and thoroughness of its Mexican accountants and their responsiveness and coordination with the auditors and Management in the USA.  Management intends to consolidate accounting in Mexico and review the selection of accountants.

●	Management will continue to work on internal controls and classification of capital expenditures.

●	The Auditors found the accounting policies of the Company generally adequate and appropriate.

The Audit Committee on March 14, 2014 submits this report:

       Gary Babbitt, Chairman,   Hart Baitis, Whitney Frerer